Exhibit 10.36

Tom Korbas
11 Medbury Road
N. Attleboro, Mass.  02760

Dear Tom:

This letter agreement will serve to memorialize our discussions with respect to severance arrangements in the event your employment with Samsonite Corporation (“Samsonite”) is terminated.

1.               The severance payment arrangement contained in paragraph number two of the letter agreement dated February 16, 2001 between you and Samsonite (the “Prior Letter”) is hereby terminated and has no further force or effect.  All other terms and conditions contained in the Prior Letter expired August 31, 2003.

2.               In the event your employment is terminated either (a) by Samsonite for cause or (b) as a result of your voluntary resignation, Samsonite will not be obligated to pay you any severance payments.

3.               In the event Samsonite elects to terminate your employment other than for cause, Samsonite shall provide you a written notice thereof (“Termination Notice”).

4.               Samsonite will maintain your status as an active employee in its payroll system and employee benefit plans for a period of six (6) months from the date of the Termination Notice (the “Notice Period”).

5.               During the Notice Period, you will provide such services as may be reasonably requested by Samsonite.

6.               Upon expiration of the Notice Period and your execution of Samsonite’s standard waiver and release of claims (and the expiration of any applicable rescission period), Samsonite will pay you a lump sum severance payment in an amount equal to twelve (12) months of your then current base salary, but not less than today’s annual salary of $279,000 per year.  Said payment is specifically conditioned upon expiration of the Notice Period and execution, without rescission, of the waiver and release.

7.               If necessary, this agreement shall be amended to comply with Internal Revenue Code Section 409A and any rules or regulations adopted thereunder.

Please acknowledge your understanding of and agreement to the above terms and conditions by signing below.

Sincerely,

/s/ Marcello Bottoli
Marcello Bottoli	Agreed to:	/s/ Thomas Korbas
Tom Korbas

cc: Larry Ross

Tom LeBlanc

January 21, 2005